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                                                                    EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made effective this 9th day of February, 1998 by and among Jon P. Diamond (the "Executive"), and Safe Auto Group, Inc., an Ohio corporation.

                             BACKGROUND INFORMATION

      A. Executive has four and one half (4-1/2) years experience in the insurance industry and considerable experience in the retail industry, and has substantial marketing expertise.

      B. Safe Auto Group, Inc. and its subsidiaries (the "Company") desire to continue to employ Executive and Executive desires to continue to be employed, all on the terms and conditions of this Agreement.

                                   PROVISIONS

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

      1. Employment. Company hereby employs Executive as President of Company upon all the terms and conditions hereof. Employee shall be employed "at will" and either party may terminate this Agreement at any time upon at least thirty
(30) days prior written notice.

      2.    Duties.

            (a) Executive shall be responsible for the overall operations of the Company regarding advertising, media relations, sales and personnel. Executive shall in all respects be subject to and shall faithfully comply with the decisions and directions of the Chief Executive Officer of Company.

            (b) During the term of this Agreement, Executive agrees to devote substantially all of his normal business time and attention (reasonable vacations and periods of leave excepted) to the affairs of Company and the promotion of its interest. Executive shall at all times during his employment hereunder conduct himself in a manner consistent with his position with Company and shall not knowingly perform any act contrary to the best interest of Company.

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      3.    Compensation.

            (a) As compensation for the services to be rendered by Executive, Company shall pay to Executive an annual salary as determined by the Board of Directors of the Company from time to time, payable in accordance with Company's existing payroll practices, which shall not be less than his salary as of the date of this Agreement.

            (b) At the end of each fiscal year of Company during the Initial Term or any Renewal Term (a "Fiscal Year"), Executive may receive a bonus as determined by the Board of Directors of the Company; provided that Executive is employed by Company on the last day of such Fiscal Year. The bonus, if any, for each Fiscal Year shall be calculated and paid to Executive within one hundred (100) days of the end of such Fiscal Year.

            (c) Executive shall be entitled to all the rights, benefits and privileges (including vacation, health insurance, pension or other fringe benefits and compensation programs) that Company may from time to time provide to its employees generally.

            (d) Notwithstanding the foregoing, as long as Executive and Ari are employed on a full-time basis by the Company, their annual base salaries, any bonuses awarded to them by the Board of Directors, and their fringe benefits shall be substantially identical.

                  If Ari shall cease being employed for any reason and Jon becomes Chief Executive Officer, Jon shall receive an immediate twenty-five percent (25%) increase in his then current annual base salary. In addition, his annual base salary for each subsequent fiscal year shall be increased by a percentage equal to or greater than one hundred fifty percent (150%) of the percentage increase in the consumer price index for all urban consumers, U.S. city average, all items reported by the U.S. Department of Labor for the previous calendar year.

      4. Reimbursement of Expenses. Company shall reimburse Executive for all disbursements or expenses reasonably incurred by him during the term of this Agreement in connection with the performance of his duties hereunder. Such reimbursement shall be made upon the presentation of expense vouchers or reports in accordance with the standard procedures of the Company with respect to expense items.

      5. Termination. Executive's employment hereunder may be terminated by Company for "cause" effective upon written notice of termination to Executive, which shall be defined as the Company's reasonable belief that Executive has:

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            (a)   been convicted of a felony;

            (b) intentionally caused material injury to the Company, its employees, officers or property (including goodwill); or

            (c)   breached a material term or condition of this Agreement.

Upon termination "for cause," Executive shall be paid his salary through the last day worked, and shall not be paid any severance pay under this Agreement.

      6. Severance Pay. In the event Executive's employment is terminated by the Company in accordance with Section 1 of this Agreement, Executive shall be entitled to severance pay in the amount set forth below:

            (a) If such termination occurs within five (5) years of the date of this Agreement, Executive shall be entitled to severance pay in an amount equal to his annual base salary from the Company for the year in which his employment was terminated multiplied by four (4).

            (b) If such termination occurs after the first five (5) years of the date of this Agreement but within ten (10) years of the date of this Agreement, Executive shall be entitled to severance pay in an amount equal to his annual base salary from the Company for the year in which his employment was terminated multiplied by three (3).

            (c) If such termination occurs after the first ten (10) years of the date of this Agreement but within fifteen (15) years of the date of this Agreement, Executive shall be entitled to severance pay in an amount equal to his annual base salary from the Company for the year in which his employment was terminated multiplied by two (2).

            (d) If such termination occurs after fifteen (15) years of the date of this Agreement, Executive shall be entitled to severance pay in an amount equal to his annual base salary from the Company for the year in which his employment was terminated.

Such severance pay shall be paid to Executive, in the Company's discretion, either (i) in a lump sum payment, or (ii) in a series of payments, in which each payment is an amount equal to Executive's last paycheck immediately prior to his termination and payable in accordance with Company's existing payroll practices.

In the event Executive's employment is terminated by the Company in accordance with Section 5 of this Agreement, this Section 6 shall be null and void and of no force or effect.

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      7.    Death, Incompetence or Disability.

            (a) The death, Incompetency or Disability (both as defined below) of Executive shall automatically terminate this Agreement without the requirement of any notice to be given by Company. In the event of termination by reason of death, Incompetency or Disability, Company shall pay Executive or his estate (as the case may be), any amounts due Executive under Section 3 hereof as of the date of death, Incompetency or Disability, no later than sixty (60) days thereafter.

            (b) "Incompetency" shall mean Executive is determined by a court of competent jurisdiction to be incompetent.

            (c) "Disability" shall mean that the Executive is not able to perform his duties for ninety (90) days (regardless of whether such days are consecutive or not) during any twelve (12) month period during the Initial Term or any Renewal Term hereof.

      8. Noncompete Covenant. During the period beginning on the effective date hereof and continuing for as long as Employee is receiving severance pay from the Company pursuant to Section 6 of this Agreement or, in any event, continuing for not less than two (2) years following the termination of Executive's employment with the Company by either party and for any reason, Executive shall not, directly or indirectly, individually or in concert with any other person, firm or entity, engage in any business activities which are similar to those in which the Company shall then be engaged, in any state of the United States where the Company is then licensed to do business, engaged in business, or in the process of becoming engaged in or licensed to do business.

Further, during the aforesaid periods of time, Employee shall not disclose to any person, firm or entity, nor use for his own benefit except as necessary in the performance of his employment duties hereunder, any information concerning the business of the Company that has not been publicly disseminated by the Company.

      9. Conflicting Agreements. Executive represents and warrants to Company that he is free to enter into this Agreement and that he has not made and will not make any agreements in conflict with this Agreement. Executive covenants that he will not disclose to Company or use for Company's benefit any trade secrets or confidential information that are the property of any third party.

      10.   Miscellaneous.

            (a) This Agreement is based upon the personal services of Executive and the rights and obligations of Executive shall not be assignable. Nothing in this Agreement shall prohibit or impair Company's right to assign all or any part of its rights, duties or obligations under this

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                  Agreement pursuant to any merger, consolidation,
                  reorganization, sale of stock, sale of assets, change of name or similar arrangement involving Company, and Executive and Company hereby consent to any such assignment which shall be effective upon the mailing of written notice thereof to Executive.

            (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (regardless of the laws that might be applicable under principles of conflicts of laws) as to all matters, including but not limited to matters of validity, construction, effect and performance. Any controversy or claim arising out of or relating to this contract shall be determined by arbitration by three arbitrators in Columbus, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Provided, however, that any claim for purely equitable relief, such as injunction, may be brought in the Franklin County Common Pleas Court, to the jurisdiction and venue of which the parties hereby consent.

            (c) This Agreement constitutes the entire understanding of the parties with respect to the subject matter here and supersedes all prior negotiations, discussions, undertakings and agreements, except for that certain Stock Restriction and Close Corporation Agreement executed by the parties, of even date herewith. This Agreement may be amended or modified only by a writing executed by the parties hereto. Both parties having been represented by counsel in the drafting of this Agreement, any ambiguity shall not be construed against either party.

            (d) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or two (2) business days after it is mailed, certified, return receipt requested, postage prepaid:

                    (i)   If to Executive, addressed to:

                          Jon P. Diamond
                          320 S. Parkview Avenue
                          Bexley, Ohio 43209

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                      (ii)  if to Company, addressed to:

                            Safe Auto Group, Inc.
                            Ari Deshe, Chief Executive Officer
                            3883 E. Broad Street
                            Columbus, Ohio 43213

                  Any party hereto may, from time to time, by written notice to the other party, designate a different address, which shall be substituted for the one specified above for such party.

            (e) This Agreement shall be binding upon the legal representatives, heirs, successors and assigns of the respective parties hereto.

            (f) Any waiver by any party of any act, failure to act or breach on the part of the other party shall not constitute a waiver of such waiving party of any prior or subsequent act, failure to act or breach by such other party.

            (g) The subject headings of the various sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

            (h) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

            (i) Consistent with the terms and conditions hereof, each party hereto shall execute and deliver all instruments, certificates and other documents and shall perform all other acts which the other party may reasonably request in order to carry out this Agreement and the transactions contemplated hereby.

            (j) Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the parties hereto, and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

            (k) The parties agree that if any part, term or provision of this Agreement shall be found illegal and unenforceable by any court of law, the remaining provisions shall be severable, valid and enforceable in accordance with their terms.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

EXECUTIVE:                                   COMPANY:

                                             Safe Auto Group, Inc.,
                                                 an Ohio corporation

/s/ Jon P. Diamond                           By: /s/ Ari Deshe
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Jon P. Diamond                               Ari Deshe, Chief Executive Officer

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